Exhibit 10(m)

First Funding
January 22, 2003


Strictly Confidential

Mr. Rolf K. Liebergesell
Chairman, President & CEO
FARREL CORPORATION
25 Main Street
Ansonia, CT 06401-1601

Dear Rolf:

Pursuant to our conversation on January 21st, First Funding will continue the arrangements with Farrel dated in our letter of February 8, 2002 for another year except that commencing on March 1, 2003, instead of the previous reduction in base fees, we will have an annual reduction of $75,000 a year in base fees.

This letter will also confirm that during the past year we have waived any rights to fees in connection with deferred hours on the Skinner acquisition and any fee in connection with a new extension of bank financing by First Union.


Yours very truly,

/s/ Charles S Jones
Charles S. Jones
Chairman


                                 Page 51 of 56